State Corporation Commission
                           of Virginia



Petition of The Potomac Edison     *
Company for continuing approval    *    Case No. PUF96________
of a contract with affiliated      *
interests                          *


                Petition for Continuing Approval


     Pursuant to Chapter 4 of Title 56 of the Code of Virginia, The Potomac Edison Company ("PE") applies for continuing Commission approval of a money pool agreement among PE and its affiliates in the Allegheny Power System. In support for said request, PE respectfully states as follows:
     1. PE is a public service company incorporated under the laws of Virginia and Maryland and is qualified to transact business as a foreign corporation in West Virginia and Pennsylvania. It provides electric service in fourteen (14) northwestern Virginia counties as well as in adjoining areas of West Virginia and Maryland.
     2. PE's principal office and place of business is located at 10435 Downsville Pike, Hagerstown, Maryland 21740-1766.
     3. The Allegheny Power System Money Pool (the Money Pool) is a contract among affiliated Allegheny Power System companies. It is an internal financing facility in which the excess funds of some participants are used to satisfy the short term borrowing needs of other participants. The operation of the Money Pool is designed to match on a daily basis, the available cash to the short term borrowing requirements of the participants, thereby minimizing the need for short term borrowing. A copy of the Money Pool contract is attached hereto as Exhibit A.
     4. The Money Pool contract was submitted to and approved by the Commission in Case No. PUF910006. Ordering paragraphs 2 and 3 of the Commission's Amending Order dated
          January 24, 1992 in that case specifically approved the Money Pool under Chapter 4 of Title 56 of the Code of Virginia.
     5. On July 26, 1993 PE filed an application pursuant to Chapter 3 of Title 56 of the Code of Virginia requesting approval for a proposed short term financing program. The application was assigned as Commission Case
          No. PUF930032. The short term financing program included borrowings of three types: 1) borrowings from banks,
          2) the issuance and sale of commercial paper to dealers; and 3) borrowings under the terms of the Money Pool. PE represented in its application that the Money Pool had been previously reviewed and approved by the Commission in Case No. PUF910006.
     6. By Order dated August 18, 1993 in Case No. PUF930032, the Commission approved PE's application under Chapter 3 of Title 56 to borrow up to an aggregate amount of $115 million in short term debt through December 31, 1995, under the terms and conditions and for the purposes set forth in its application.
     7. As stated in prior applications, PE believes that by the Commission's January 24, 1992 Amending Order in Case
          No. PUF910006 it has acquired Commission approval under Chapter 4 of Title 56 of the Virginia Code for the Money Pool. Staff, on the other hand, interprets the Commission's order dated August 18, 1993 in Case
          No. PUF930032 as limiting the Commission's Chapter 4 approval of the Money Pool through December 31, 1995 only.
     8. To the extent required and to eliminate any possible confusion, PE hereby resubmits the Money Pool for Chapter 4 approval in this case. The Money Pool is unchanged from the agreement approved by the Commission in Case No. PUF910006 and has been operating successfully since its initial approval. PE respectfully refers the Commission to the Petition for Consent and Approval dated October 10, 1991 filed in Case No. PUF910006 for a more detailed discussion of the terms and provisions of the Money Pool.
     9.   As directed by the Commission's orders in both Case
          Nos. PUF910006 and PUF930032, PE has been filing reports of action with the Commission at the end of each calendar quarter showing the amount, date and interest rate of each investment in and withdrawal from the Money Pool and other details concerning its short term borrowing activities. The Commission recently closed Case
          No. PUF930032 by its Dismissal Order dated February 13,
          1996.

     Wherefore, for the reasons set forth herein and to the extent necessary, PE requests that the Commission pass an order granting its approval under Chapter 4 of Title 56 of the Virginia Code to PE's continued participation with its affiliates in the Money Pool attached hereto as Exhibit A.

     Dated this 12th day of March, 1996.

                                   The Potomac Edison Company


                              By:  R. A. ROSCHLI
                                   R. A. Roschli, Vice President



Attest:


EUGENE W. MCCAULEY, JR.
Eugene W. McCauley, Jr.
Assistant Secretary



PHILIP J. BRAY
Philip J. Bray, Esq.
The Potomac Edison Company Building
10435 Downsville Pike
Hagerstown, Maryland 21740
(301) 790-6283




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